Exhibit 99.1

Adaptimmune Reports Third Quarter 2017 Financial Results and Business Updates

— GlaxoSmithKline plc (LSE/NYSE:GSK) exercised its option to license the right to research, develop, and commercialize Adaptimmune’s NY-ESO SPEAR T-cell therapy program —

— Adaptimmune will receive up to $61 million from GSK over the course of the NY-ESO transition period, which extends funding through to early 2020 —

— Clinical studies are ongoing with wholly owned assets (MAGE-A10, MAGE-A4, and AFP SPEAR T-cells) across eight solid tumor indications —

PHILADELPHIA, Pa. and OXFORD, UK., November 2, 2017 — Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, today reported financial results and business updates for the quarter ended September 30, 2017.

“We announced in September that GSK had exercised its option over our NY-ESO program and the transition to GSK is well underway. We continue to enroll patients in NY-ESO studies in indications such as the multiple myeloma combination study with KEYTRUDA and MRCLS,” commented James Noble, Chief Executive Officer at Adaptimmune. “Adaptimmune will receive up to $61 million over the course of the transition period, which extends our ability to fund the business through to early 2020. This provides us with a clear runway to deliver clinical data from our ongoing trials for each of our wholly-owned assets MAGE-A10, MAGE-A4, and AFP. I am pleased to say that we are on track to release initial safety data from MAGE-A10 in early 2018.”

Recent Corporate Highlights:

•                  Funded through to early 2020 by means of financing activity in the first half of 2017 as well as the recent NY-ESO option exercise by GSK. The NY-ESO option exercise will provide up to $61 million (£48 million) over the course of the transition period (expected completion during 2018).

•                  Presented positive data across all four cohorts of synovial sarcoma patients at ASCO, and GSK exercised the NY-ESO option based on strength of these data

•                  Nearing completion of manufacture-readiness at the Navy Yard facility in Philadelphia

•                  Relocated UK operations to new long-term laboratories and offices

•                  Sébastien Desprez joined the Company as Vice President of Communications and Investor Relations

Financial Results for the Three Months ended September 30, 2017

•                  Cash / liquidity position: As of September 30, 2017, Adaptimmune had cash and cash equivalents of $145.3 million and Total Liquidity(1) of $231.9 million. This includes payments received during the quarter relating to the NY-ESO option exercise by GSK of $28.5 million (out of up to $61 million receivable during the transition period).

•                  Revenue: Revenue represents the upfront and milestone payments, which are recognized over the estimated period the Company delivers services to GSK. Revenue for the three months ended September 30, 2017 was $27.2 million, compared to $2.4 million for the same period of 2016. The increase in revenue is due in part to the $9.1 million of milestone payments being achieved in the

(1)  Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below.

three months ended September 30, 2017 and a reduction in the estimate of the period over which certain services are to be delivered to GSK due to exercise of the NY-ESO Option resulting in an increase in cumulative revenue amortization of $17.5 million in September 2017.

•                  Research and development (“R&D”) expenses: R&D expenses for the three months ended September 30, 2017 were $24.0 million, compared to $15.6 million for the same period of 2016. The increase was primarily due to increased costs associated with clinical trials; costs of developing manufacturing capability in the Company’s U.S. facility and increased personnel expenses.

•                  General and administrative (“G&A”) expenses: G&A expenses for the three months ended September 30, 2017 were $8.1 million, compared to $5.4 million for the same period of 2016. The increase was primarily due to increased personnel costs, share-based compensation expense and IT infrastructure costs in accordance with the Company’s planned growth.

•                  Net loss: Net loss attributable to holders of the Company’s ordinary shares for the three months ended September 30, 2017 was $0.9 million ($(0.00) per ordinary share) compared to $18.5 million ($(0.04) per ordinary share) in the same period of 2016.

Financial Guidance

The Company believes that its existing cash and cash equivalents, marketable securities and income from GSK upon transition of the NY-ESO program will fund the Company’s current operating plan through to early 2020.

Revenue for the three months ended September 30, 2017 includes the impact of cumulative adjustments to revenue amortization for milestones achieved in the quarter and of the change in estimate of the period over which revenue is recognized.  This is not anticipated to recur in the three months ended December 31, 2017.

Conference Call Information

The Company will host a live teleconference and webcast to provide additional details at 8:00 a.m. EDT (12:00 p.m. GMT) today, November 2, 2017. The live webcast of the conference call will be available via the events page of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address. To participate in the live conference call, if preferred, please dial (877) 280-1254 (U.S.) or +44 (0)20 3450 9987or 0800 279 4992 (U.K.). After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (3625348).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, -A10, and AFP across several solid tumor indications. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 3, 2017, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity is the total of cash and cash equivalents, short-term deposits and marketable securities. Each of these components appears in the Consolidated Balance Sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the Consolidated Financial Statements, which reconciles to Total Liquidity as follows:

(in thousands) (unaudited)	September 30, 2017	December 31, 2016
Cash and cash equivalents	$145,326	$158,779
Short-term deposits	—	22,694
Marketable securities	86,532	—
Total Liquidity	$231,858	$181,473

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its management of overall liquidity, financial flexibility, capital structure and leverage.

Adaptimmune Contacts

Investor Relations

Juli P. Miller, Ph.D.

T: (215) 825-9310

E: juli.miller@adaptimmune.com

Media Relations

Margaret Henry

T: +44 (0)1235 430036

Cell: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue	$27,185	$2,416	$33,563	$5,662
Operating expenses
Research and development	(24,034)	(15,610)	(62,240)	(46,942)
General and administrative	(8,111)	(5,424)	(22,284)	(16,863)
Total operating expenses	(32,145)	(21,034)	(84,524)	(63,805)
Operating loss	(4,960)	(18,618)	(50,961)	(58,143)
Interest income	713	289	1,465	839
Interest expense	(8)	—	(14)	—
Other income (expense), net	3,602	(61)	7,256	1,595
Loss before income taxes	(653)	(18,390)	(42,254)	(55,709)
Income taxes	(225)	(104)	(621)	(456)
Net loss attributable to ordinary shareholders	$(878)	$(18,494)	$(42,875)	$(56,165)

Net loss per ordinary share — basic and diluted	$(0.00)	$(0.04)	$(0.08)	$(0.13)

Weighted average shares outstanding - basic and diluted	561,239,864	424,711,900	516,352,141	424,711,900

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	September 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$145,326	$158,779
Short-term deposits	—	22,694
Marketable securities - available for sale debt securities	86,532	—
Accounts receivable, net of allowance for doubtful accounts of $- and $-	4,063	1,480
Other current assets and prepaid expenses (including current portion of clinical materials)	17,983	15,798
Total current assets	253,904	198,751

Restricted cash	4,232	4,017
Clinical materials	2,096	2,580
Property, plant and equipment, net	39,771	27,899
Intangibles, net	1,374	1,268
Total assets	301,377	234,515

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	2,489	11,350
Accrued expenses and other accrued liabilities	23,491	17,528
Deferred revenue	42,592	11,392
Total current liabilities	68,572	40,270

Deferred revenue, non-current	—	24,962
Other liabilities, non-current	3,820	3,141

Total liabilities	72,392	68,373

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 701,103,126 authorized and 562,119,334 issued and outstanding (2016: 574,711,900 authorized and 424,775,092 issued and outstanding)	854	683
Additional paid in capital	452,553	341,200
Accumulated other comprehensive loss	(20,055)	(14,249)
Accumulated deficit	(204,367)	(161,492)
Total stockholders’ equity	228,985	166,142

Total liabilities and stockholders’ equity	$301,377	$234,515

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Nine months ended September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(42,875)	$(56,165)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,418	2,290
Amortization	267	122
Share-based compensation expense	7,956	6,825
Unrealized foreign exchange gains	(6,886)	(1,943)
Other	606	—

Changes in operating assets and liabilities:
Increase (decrease) in receivables and other operating assets	4,180	(912)
(Decrease) increase in non-current operating assets	(484)	2,041
Decrease (increase) in payables and deferred revenue	859	(2,796)
Net cash used in operating activities	(32,959)	(50,538)

Cash flows from investing activities
Acquisition of property, plant and equipment	(22,791)	(4,840)
Acquisition of intangibles	(288)	(1,024)
Proceeds from disposal of property, plant and equipment	550	—
Maturity of short-term deposits	40,645	49,497
Investment in short-term deposits	(18,000)	(42,837)
Maturity or redemption of marketable securities	7,032	—
Investment in marketable securities	(93,218)	—
Net cash (used in) provided by investing activities	(86,070)	796

Cash flows from financing activities
Proceeds from issuance of common stock, after offering expenses of $4,774	103,167	—
Proceeds from exercise of stock options	401	—
Net cash provided by financing activities	103,568	—

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	2,223	(4,443)
Net decrease in cash and cash equivalents	(13,238)	(54,185)
Cash, cash equivalents and restricted cash at start of period	162,796	198,771
Cash, cash equivalents and restricted cash at end of period	$149,558	$144,586